Exhibit 1

DISSOLUTION AND DISTRIBUTION AGREEMENT

This Dissolution and Distribution Agreement is entered into as of December 7, 2017 by and among Costar Partners II, LLC (“Costar”), William Cohen (“Bill”) and Ray Starker (“Ray”).
WHEREAS, Costar is the holder of 600,000 shares of the issued and outstanding stock of Energy Focus Inc. (the “Energy Focus Shares”);
WHEREAS, Bill and Ray are the sole members of Costar, with Bill holding a 87.5% interest and Ray holding an 12.5% interest therein; and
WHEREAS, Bill and Ray wish to distribute to themselves their respective shares of the Energy Focus Shares and thereafter dissolve Costar.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.
1.Costar hereby distributes and assigns (a) 525,000 of the Energy Focus Shares, representing 87.5% of the total Energy Focus Shares held by Costar, to Bill and
(b) 75,000 of the Energy Focus Shares, representing 12.5% of the total Energy Focus Shares held by Costar, to Ray. Each of the parties hereto shall take all actions required to effectuate the foregoing.
2.Following the distribution set forth in paragraph 1 above, Bill and Ray hereby agree to dissolve and liquidate Costar, and Bill is hereby authorized and directed, on behalf of Costar, to commence the wind down of its operations and take all actions required to effectuate the foregoing.

3.Each of the parties hereto hereby covenants and agrees to take such actions as may be necessary to effectuate (a) the distribution of the Energy Focus Shares to Bill and Ray as described herein, including but not limited to the submission of the necessary forms and documentation to Energy Focus Inc. and its transfer agent, Broadridge Corporate Issuer Solutions and (b) the dissolution of Costar, including but not limited to the submission of any requisite filings with the State of New Jersey.
4.This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflicts of law provisions.
6.Bill and Ray each agree to pay (or reimburse any other party hereto) for any fees and expenses of any kind in connection with the foregoing whether incurred on or after the date hereof, in proportion to their respective ownership in Costar on the date hereof.

7.This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Dissolution and Distribution Agreement as of the first date written above.

COSTAR PARTNERS II LLC

By:	/s/ William Cohen
Name:	William Cohen
Title:	Manager

/s/ William Cohen
William Cohen

/s/ Ray Starker
Ray Starker

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